October 31, 2008

Dear Valued Investor,

     I am pleased to share with you the second “Update from the President” letter regarding recent developments at Ireland Inc. (“Ireland”). As we are entering an exciting time with Ireland’s technical program at our lead project, the “Columbus Project”, I intend to provide our shareholders with similar updates on a periodic basis.

     We have all seen how fragile and volatile the world’s capital markets have become in recent months. Ireland has not been immune to the macro-effects of these markets, and we have witnessed a decline in our stock price as a result. We feel that there is a “disconnect” between the progress Ireland has made with its technical program at the Columbus Project and Ireland’s current share price. While I am disappointed with the recent market performance of our stock, I believe that Ireland is fundamentally sound, and Ireland will continue to focus on the development of its technical program during these uncertain times. With the successful completion of our technical program, I believe shareholder value will be enhanced.

     To provide Ireland with maximum flexibility in these uncertain times, the Board of Directors and I have adjusted our capital expenditure budget for 2008. Our goal is to ensure that our current cash resources are adequate to continue the technical program into the third quarter of 2009. Accordingly, we have elected to postpone the drilling program at Ireland’s second project, the “Red Mountain Project,” until Ireland completes additional financing. The Red Mountain Project continues to represent an excellent exploration prospect for Ireland.

     Regarding our technical program at the Columbus Project, the past three months were very active for Ireland. We have completed drilling for a 39-hole drill program, while installing and commenced operating our Pilot Production Plant. The Pilot Production Plant represents the first step in our pre-feasibility program for the Columbus Project. Management is pleased with these accomplishments, and Ireland is continuing to move forward with the technical program.

Columbus Project

     Located in Esmeralda County, Nevada, approximately half way between Las Vegas and Reno, we believe the Columbus Project represents a potential gold, silver and calcium carbonate opportunity. The project encompasses approximately 19,300 acres of placer mineral claims, a fully permitted 320-acre mine site, 60 acres of mill site claims and a mill site building, 80 acres of private land, water usage rights and the option to acquire an additional 23,000 acres of mineral claims adjacent to the property.

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338

     The goals of our technical program are to prove the project’s feasibility and its resource potential. With this in mind, our technical program is focused on two primary goals for 2008: (a) determine initial precious metal recovery rates though the operation of a Pilot Production Plant; and (b) further define the three-dimensional extent and potential resources of the project through the drilling and sampling program.

Project Feasibility

     In the past three months, we have completed the necessary upgrades and process implementation at the Columbus Project’s mill site facility and have commenced operating the Pilot Production Plant. The pre-feasibility program will involve mining 15 to 30 tons of material a day from the 320-acre permitted mine area. The extracted material will be run through Ireland’s Pilot Production Plant processing circuit to attempt to create a concentrated solution containing higher values of precious metals. This concentrated solution will then be tested for the recoverability of gold and other precious metals. The pre-feasibility program is designed to test extraction rates for the mining process we have planned for the Columbus Project and to project the expected operating and capital costs.

     If we are able to achieve consistent gold recoverability in the concentrates produced during our pre-feasibility study, we will send samples to independent laboratories for analysis and third-party confirmation. Upon receiving the results of those independent analyses, we will release the information to the public.

Columbus Project Photos

Columbus Mill Site Building – July 1st , 2008	Columbus Project Dredge

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338

Module Component 1 : Screen and Hydro-Cyclone	Module Component 2 : Gravity Spiral

Module Component 2 : Gravity Spiral - Split	Module Component 2 : Deister Table

     On June 10, 2008, we received notice from the Nevada Department of Environmental Protection (NDEP) that Ireland had been granted certain requested amendments to its production permit. The revised and expanded permit allows Ireland to mine up to 790,000 tons of raw material per year, a ten-fold increase from previously permitted volumes, and to mine to a maximum depth of 40 feet, a 60% increase from previously permitted depths. At full production rates, and assuming that we are able to establish reserves and the project’s feasibility, a mine on the currently permitted 320-acre mine site would have an estimated life of over 17 years. We consider this the first step in our comprehensive plan to eventually mine the entire 5,000-acre area of interest.

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338

Resource Potential

     During the third quarter of 2008, Ireland completed drilling on our 39-hole exploratory drilling program across parts of the 5,000-acre area of interest at the Columbus Project. Samples, which were collected in accordance with strict chain-of-custody parameters, have been delivered to two independent laboratories for analysis. The laboratories are expected to complete their analyses and submit their findings to Ireland over the next few months.

     The program consisted of a series of 39 holes drilled to depths ranging from 150 feet to 400 feet below the surface of the Columbus Basin, a sediment-filled dry lake bed where precious metals mineralization has been identified by us. The objective of the drilling program is to determine the three-dimensional extent and economic potential of the mineralization within an approximately 5,000-acre area of interest previously identified during Ireland’s surface sampling program.

     This second drill program follows our Phase One 18-hole drill program, which was conducted within the 320-acre permitted mine site. Holes in the Phase One program were drilled to a maximum depth of 100 feet, in an evenly spaced grid across the mine site area. Two-foot composite samples were collected every 10 feet down each hole. Analyses of the samples revealed an 18-hole average gold grade of 0.070 ounces per ton. All work was done under chain-of-custody guidelines by independent engineers and laboratories.

Red Mountain Project

     Located in San Bernardino County, California, the Red Mountain Project is a potential gold, silver and tungsten opportunity. Ireland currently has the right to acquire up to 100% of the Red Mountain Project, which consists of approximately 7,500 acres of placer mineral and mill site claims in the historic Rand Mining District. Our revised technical program for 2008 and 2009 will seek to determine the potential mineralization of the area through an extensive sampling program.

     To date, we have collected over 150 widely spaced surface samples over the area of interest, and we have delivered splits of these samples to independent laboratories for analysis. We expect to receive complete assay results from the laboratories over the next few months. All work is completed under chain-of-custody guidelines by independent engineers and laboratories.

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338

Conclusion

     Overall, we are very pleased with our progress to date, at both projects, and we expect to achieve our year-end goals.

     We have postponed the proposed shareholder meeting to be held in Reno, including an optional day trip planned to the Columbus Project, until Ireland has received the initial precious metal recovery rates from the operation of our pre-feasibility program. I will send out an official notice to all shareholders when a date has been determined. Ireland is planning to host a presentation booth at the Hard Assets Investment Conference in San Francisco, November 30 to December 1, 2008. We encourage interested shareholders and their associates to attend.

     If you would like to receive future updates by email, please subscribe to our email distribution list on the Company’s website, http://www.irelandminerals.com, or send an email request to info@irelandminerals.com. If you have any questions or comments, please do not hesitate to contact Janet Stagg at (702) 932-0353.

Kind Regards,

Douglas Birnie
President – Ireland Inc.

P.S. If you wish to be removed from our distribution list for future updates please contact Janet Stagg at jstagg@irelandminerals.com, by phone at (702) 932-0353 or by fax at (702) 932-0338. If any of your associates would be interested in receiving future updates, please have them contact Janet by email or fax as listed above.

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338